PRESS RELEASE

First Trust Closed-End Funds Announce Board’s Decision to Rescind the Funds’ Control Share By-Law

Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund (NYSE: MFD)

First Trust Senior Floating Rate Income Fund II (NYSE: FCT)

First Trust Energy Income and Growth Fund (NYSE American: FEN)

First Trust Enhanced Equity Income Fund (NYSE: FFA)

First Trust/abrdn Global Opportunity Income Fund (NYSE: FAM)

First Trust Mortgage Income Fund (NYSE: FMY)

First Trust Specialty Finance and Financial Opportunities Fund (NYSE: FGB)

First Trust High Income Long/Short Fund (NYSE: FSD)

First Trust Energy Infrastructure Fund (NYSE: FIF)

First Trust MLP and Energy Income Fund (NYSE: FEI)

First Trust Intermediate Duration Preferred & Income Fund (NYSE: FPF)

First Trust New Opportunities MLP & Energy Fund (NYSE: FPL)

First Trust Dynamic Europe Equity Income Fund (NYSE: FDEU)

First Trust High Yield Opportunities 2027 Term Fund (NYSE: FTHY)

(each a “Fund” and collectively, the “Funds”)

Wheaton, IL – (BUSINESS WIRE) – June 23, 2023 – After a thorough review, and consistent with the best interests of each Fund, the Board of Trustees of each Fund (collectively, the “Board”) has determined to rescind the control share provisions of each of the above-listed Funds’ by-laws (the “Control Share By-Law”). The Board has adopted Amended and Restated By-Laws (the “By-Laws”) for the Funds, which reflect the rescission of the Control Share By-Law.

Under the Control Share By-Law, a holder of common shares of a Fund who obtained beneficial ownership of common shares in a “Control Share Acquisition” (as such term was defined in the Control Share By-Law) could exercise voting rights with respect to such shares only to the extent authorized by such Fund’s non-interested shareholders. The Control Share By-Law did not eliminate voting rights for shares acquired in a Control Share Acquisition, but rather entrusted a Fund’s non-interested shareholders with determining whether to approve the authorization of voting rights of such shares. Following the rescission of the Control Share By-Law, all prior and new purchases of shares of a Fund that otherwise would have been a Control Share Acquisition shall no longer be considered a Control Share Acquisition and the accompanying limitations on the voting rights of any shareholder shall no longer be effective, notwithstanding any prior applications of the Control Share By-Law.

Investors should refer to the By-Laws for more information, which can be found in the Current Report on Form 8-K filed by each respective Fund with the Securities and Exchange Commission (available at www.sec.gov). The By-Laws may also be obtained by writing the Secretary of the Fund at the Fund’s principal executive office.

This press release is not intended to, and does not, constitute an offer to purchase or sell shares of any Fund, nor is this press release intended to solicit a proxy from any shareholder of any Fund.

Each Fund’s daily closing price and net asset value per share, as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

First Trust Advisors L.P. (“FTA”) is a federally registered investment advisor and serves as the Funds’ investment advisor. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $190 billion as of May 31, 2023 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separately managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Contact

Jim Dykas 630-517-7665

Dan Lindquist 630-517-8692